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                                                                  EXHIBIT 23.1C



                       CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Oregon Baking Company dba Marsee Baking

We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated February 23, 1999 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

KPMG LLP                                 /s/ KPMG LLP
                                                      -----------------------
Portland, Oregon
September 7, 1999